Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3836

Sensient Technologies Corporation
Reports Results for the Quarter Ended March 31, 2012

Revenue Increased 5% to a New First Quarter High

Earnings per Share Reach 58 Cents; A First Quarter Record and a 9% Increase

MILWAUKEE—April 20, 2012—Sensient Technologies Corporation (NYSE: SXT) reported new first quarter records for revenue, operating income and earnings per share for the three months ended March 31, 2012.  Diluted earnings per share were 58 cents, an increase of 9.4% over the 53 cents reported in last year’s first quarter.  Consolidated revenue increased 4.6% to $365.7 million in the first quarter compared to $349.7 million reported in the comparable period for 2011.  Operating income for the three months ended March 31, 2012, was $46.5 million, an increase of 6.6% over the $43.6 million reported in the first three months of last year.  In local currency, revenue was up 6.3% and operating income was up 8.8% in the quarter.

Cash provided by operating activities was $9.0 million in the first quarter of 2012 compared to $28.4 million in the first quarter of 2011.  Cash flow was impacted by increases in working capital related to growth in revenue and inventory restocking.

“The Company continues to perform very well,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation.  “We achieved solid revenue and operating profit growth during the first quarter and we expect to sustain this level of growth, in local currency terms, for the rest of the year.  We continue to see opportunities for growth, and I remain very optimistic about the Company’s future.”

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Sensient Technologies Corporation	Page 2
Earnings Release – First Quarter Ended March 31, 2012
April 20, 2012

BUSINESS REVIEW

The Color Group reported revenue of $131.3 million in the first quarter of 2012, a record level for the first quarter and an increase of 4.5% over the $125.7 million reported in the comparable period last year.  Operating income increased 14.2% to $25.5 million, an all-time quarterly high, from $22.3 million reported in the first quarter of 2011.  In local currency, revenue increased 6.9% and operating income increased 16.7%.  The operating income growth for the Group was driven by strong growth in the North American food color business and the inks businesses in both North America and Europe.  Color Group operating margins improved 160 basis points in the quarter to 19.4%.

The Flavors & Fragrances Group reported revenue of $214.7 million, a new high for the first quarter and an increase of 4.3% compared to $206.0 million reported in the first quarter of 2011.  Operating income increased to $29.1 million in the quarter from $28.6 million in the prior year.  In local currency, revenue increased 6.1% and operating income increased 3.0%.

The Corporate & Other segment, which includes the Company’s operations in Asia Pacific and China, and the flavor businesses in Central and South America, reported revenue of $37.2 million, an increase of 7.5% compared to the $34.6 million reported in the first quarter of 2011.

2012 OUTLOOK

Sensient has increased its guidance for 2012 diluted earnings per share, which is now expected to be between $2.50 and $2.59.  The Company’s previous guidance had been a range of $2.48 to $2.58 per share.

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Sensient Technologies Corporation	Page 3
Earnings Release – First Quarter Ended March 31, 2012
April 20, 2012

CONFERENCE CALL

The Company will host a conference call to discuss its 2012 first quarter financial results at 10:00 a.m. CDT on Friday, April 20, 2012.  To make a reservation for the conference call, contact InterCall Teleconferencing at (706) 645-6973.  To participate in the conference call, contact InterCall Teleconferencing at (706) 758-1089 and refer to conference identification number 67473347.

A replay will be available beginning at 1:00 p.m. CDT on April 20, 2012, through midnight on April 27, 2012, by calling (404) 537-3406 and referring to conference identification number 67473347.  A transcript of the call will also be posted on the Company’s web site at www.sensient.com after the call concludes.

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results.  A variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2011. The forward-looking statements in this press release speak only as to the date of this release.  Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation	Page 4
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended March 31,

	2012	2011	% Change

Revenue	$365,660	$349,686	4.6%

Cost of products sold	250,328	241,979	3.5%
Selling and administrative expenses	68,843	64,110	7.4%

Operating income	46,489	43,597	6.6%
Interest expense	4,406	4,850

Earnings before income taxes	42,083	38,747	8.6%
Income taxes	13,177	12,332

Net earnings	$28,906	$26,415	9.4%

Earnings per common share:
Basic	$0.58	$0.53	9.4%

Diluted	$0.58	$0.53	9.4%

Average common shares outstanding:
Basic	49,795	49,637	0.3%

Diluted	50,016	49,818	0.4%

Results by Segment	Three Months Ended March 31,

Revenue	2012	2011	% Change

Flavors & Fragrances	$214,731	$205,974	4.3%
Color	131,272	125,671	4.5%
Corporate & Other *	37,176	34,595	7.5%
Intersegment elimination	(17,519)	(16,554)	5.8%

Consolidated	$365,660	$349,686	4.6%

Operating Income

Flavors & Fragrances	$29,065	$28,610	1.6%
Color	25,522	22,347	14.2%
Corporate & Other *	(8,098)	(7,360)	10.0%

Consolidated	$46,489	$43,597	6.6%

* Beginning in the first quarter of 2012, the results of operations for the Company's flavor businesses in Central and South America, previously reported in the Flavors & Fragrances Group, are reported in the Corporate & Other segment.  Results for 2011 have been restated to reflect this change.

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Sensient Technologies Corporation	Page 5
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets
March 31,	2012	2011

Current assets	$733,790	$693,612
Goodwill and intangibles (net)	466,461	472,150
Property, plant and equipment (net)	463,082	442,195
Other assets	38,070	35,854

Total Assets	$1,701,403	$1,643,811

Current liabilities	$198,700	$195,203
Long-term debt	336,716	323,216
Accrued employee and retiree benefits	54,068	55,016
Other liabilities	32,523	35,782
Shareholders' equity	1,079,396	1,034,594

Total Liabilities and Shareholders' Equity	$1,701,403	$1,643,811

Consolidated Statements of Cash Flows
Three Months Ended March 31,	2012	2011

Net cash provided by operating activities	$8,978	$28,413

Cash flows from investing activities:
Acquisition of property, plant and equipment	(16,939)	(10,124)
Proceeds from sale of assets	32	-
Other investing activity	(94)	(60)

Net cash used in investing activities	(17,001)	(10,184)

Cash flows from financing activities:
Proceeds from additional borrowings	31,364	12,002
Debt payments	(11,613)	(23,131)
Purchase of treasury stock	(15,360)	-
Dividends paid	(10,561)	(10,487)
Proceeds from options exercised and other	272	1,319

Net cash used in financing activities	(5,898)	(20,297)

Effect of exchange rate changes on cash and cash equivalents	4,415	1,833

Net decrease in cash and cash equivalents	(9,506)	(235)
Cash and cash equivalents at beginning of period	22,855	14,255
Cash and cash equivalents at end of period	$13,349	$14,020

Supplemental Information
Three Months Ended March 31,	2012	2011

Depreciation and amortization	$12,037	$11,588

Dividends per share	$0.21	$0.21